Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Kirsten Chapman	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports First Quarter 2019 Results

Sacramento, CA, May 1, 2019 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States, reported its financial results for the three months ended March 31, 2019.

Neil Koehler, Pacific Ethanol’s president and CEO, stated, “The ethanol market is emerging from the bottom of the cycle in late 2018 when crush margins were at historic lows and our first quarter 2019 results reflect these improving market conditions. Our first quarter 2019 net sales were up 6% sequentially to $365 million. Additionally, during the quarter we implemented cost reductions that improved our operating margin. While loss available to common stockholders was $13.2 million, Adjusted EBITDA was positive $1.6 million for the first quarter, representing a significant improvement over the fourth quarter of 2018.

“We are making progress on our strategic initiatives to improve liquidity, reduce our debt and to provide greater financial flexibility to pursue future growth opportunities and increase shareholder value. When looking at the overall ethanol industry, we continue to believe the compelling cost, octane and carbon benefits of ethanol will drive additional demand in 2019 supported by an expected resolution of trade disputes with China and a final rule from the EPA facilitating the year round use of higher ethanol blends.”

Financial Results for the Three Months Ended March 31, 2019 Compared to 2018

●	Net sales were $355.8 million, compared to $400.0 million.

●	Total gallons sold of 211.8 million, compared to 232.7 million.

●	Total production gallons sold of 116.9 million, compared to 140.8 million.

●	Cost of goods sold was $358.1 million, compared to $396.7 million.

●	Gross loss was $2.3 million, compared to gross profit of $3.4 million.

●	Selling, general and administrative expenses were $8.2 million, compared to $9.3 million.

●	Operating loss was $10.5 million, compared to $6.0 million.

●	Loss available to common stockholders was $13.2 million, or $0.29 per share, compared to $8.2 million, or $0.19 per share.

●	Adjusted EBITDA was $1.6 million compared to $5.7 million.

●	Cash and cash equivalents were $21.8 million at March 31, 2018, compared to $26.6 million at December 31, 2018.

First Quarter 2019 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on May 2, 2019. CEO Neil Koehler and CFO Bryon McGregor will deliver prepared remarks followed by a question and answer session.

The webcast for the call can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 5688084. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available at 6:00 p.m. Eastern Time on Thursday, May 2, 2019, through 11:59 p.m. Eastern Time on Thursday, May 9, 2019. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 5688084.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, provision (benefit) for income taxes, asset impairments, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States. Pacific Ethanol owns and operates nine production facilities, four in the Western states of California, Oregon and Idaho, and five in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 605 million gallons per year, produce over one million tons per year of ethanol co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes fuel-grade ethanol, high-quality alcohol products and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol and alcohol products for Pacific Ethanol’s plants as well as for third parties, approaching one billion gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market conditions, including the supply of and domestic and international demand for ethanol and co-products; future margins; the anticipated outcome of Pacific Ethanol’s strategic initiative to improve liquidity and reduce debt; international trade disputes; E15 adoption and related effects on ethanol demand and margins as well as the ability to achieve, and the effects and timing of year-round use of E15; and Pacific Ethanol’s plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products and high-quality alcohols; export conditions and international demand for ethanol and co-products, including the resolution of trade disputes with China; fluctuations in the price of and demand for oil and gasoline; raw material costs, including ethanol production input costs, such as corn and natural gas; and the ability of Pacific Ethanol to timely and successfully execute on its strategic initiative to improve liquidity and reduce debt. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws, regulations and governmental policies, including with respect to year-round use of E15; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 18, 2019.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net sales	$355,803	$400,027
Cost of goods sold	358,092	396,665
Gross profit (loss)	(2,289)	3,362
Selling, general and administrative expenses	8,235	9,315
Loss from operations	(10,524)	(5,953)
Interest expense, net	(4,736)	(4,505)
Other income, net	1,099	398
Loss before benefit for income taxes	(14,161)	(10,060)
Benefit for income taxes	—	563
Consolidated net loss	(14,161)	(9,497)
Net loss attributed to noncontrolling interests	1,271	1,656
Net loss attributed to Pacific Ethanol, Inc.	$(12,890)	$(7,841)
Preferred stock dividends	$(312)	$(312)
Net loss available to common stockholders	$(13,202)	$(8,153)
Net loss per share, basic and diluted	$(0.29)	$(0.19)
Weighted-average shares outstanding, basic and diluted	45,517	42,912

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

ASSETS	March 31, 2019	December 31, 2018
Current Assets:
Cash and cash equivalents	$21,751	$26,627
Accounts receivable, net	78,402	67,636
Inventories	62,731	57,820
Prepaid inventory	5,140	3,090
Other current assets	8,673	13,631
Total current assets	176,697	168,804
Property and equipment, net	472,735	482,657
Other Assets:
Right of use operating lease assets, net	41,839	—
Intangible asset	2,678	2,678
Other assets	5,072	5,842
Total other assets	49,589	8,520
Total Assets	$699,021	$659,981

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

LIABILITIES AND STOCKHOLDERS’ EQUITY	March 31, 2019	December 31, 2018
Current Liabilities:
Accounts payable – trade	$50,531	$48,176
Accrued liabilities	22,773	23,421
Current portion – operating leases	7,568	—
Current portion – long-term debt	143,148	146,671
Derivative instruments	5,156	6,309
Other current liabilities	6,993	7,282
Total current liabilities	236,169	231,859

Long-term debt, net of current portion	96,433	84,767
Operating leases, net of current portion	33,091	—
Other liabilities	23,969	23,990
Total Liabilities	389,662	340,616

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of March 31, 2019 and December 31, 2018 Series B: 927 shares issued and outstanding as of March 31, 2019 and December 31, 2018	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 48,884 and 45,771 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	49	46
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	936,643	932,179
Accumulated other comprehensive expense	(2,459)	(2,459)
Accumulated deficit	(643,202)	(630,000)
Total Pacific Ethanol, Inc. Stockholders’ Equity	291,032	299,767
Noncontrolling interests	18,327	19,598
Total Stockholders’ Equity	309,359	319,365
Total Liabilities and Stockholders’ Equity	$699,021	$659,981

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
(in thousands) (unaudited)	2019	2018
Net loss attributed to Pacific Ethanol, Inc.	$(12,890)	$(7,841)
Adjustments:
Interest expense*	4,736	4,404
Benefit for income taxes	—	(563)
Depreciation and amortization expense*	9,706	9,654
Total adjustments	14,442	13,495
Adjusted EBITDA	$1,552	$5,654

* Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended March 31,
(unaudited)	2019	2018
Ethanol production gallons sold (in millions)	116.9	140.8
Ethanol third party gallons sold (in millions)	94.9	91.9
Total ethanol gallons sold (in millions)	211.8	232.7

Total gallons produced (in millions)	122.5	142.1
Ethanol production capacity utilization	82%	94%

Average ethanol sales price per gallon	$1.53	$1.57
Average CBOT ethanol price per gallon	$1.32	$1.42

Corn cost – CBOT equivalent	$3.73	$3.57
Average basis	$0.38	$0.27
Delivered corn cost	$4.11	$3.84

Total co-product tons sold (in thousands)	684.1	798.0
Co-product return % (1)	38.8%	37.1%

(1) Co-product revenue as a percentage of delivered cost of corn.

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